Exhibit 99.1

                                    GAYLAN'S
                           SPORTS & OUTDOOR ADVENTURE



                                                  Galyan's Trading Company, Inc.
                                                                     Joan Hurley
                                                              SVP Communications
                                                        (317) 532-0200 ext. 1512
                                                             jhurley@galyans.com

FOR IMMEDIATE RELEASE




PLAINFIELD, IN - February 28, 2002--Galyan's Trading Company, Inc. (NASDAQ:GLYN), today announced that Joel L. Silverman has resigned as President, Chief Operating Officer, and Director of the company to pursue other interests. Robert B. Mang, Chief Executive Officer of the company, will assume his responsibilities while the company searches for a new Chief Operating Officer.

Commenting on Mr. Silverman's departure, Bob Mang said, "Joel's efforts here at Galyan's over the past several years have been sincerely appreciated. All his friends here at the company wish him well as he embarks on a new chapter in his career." Mr. Mang further stated, "The appointments of Ed Wozniak as CFO, David Zoba as EVP, Real Estate, and Ed Whitehead as SVP, Marketing have strengthened the Galyan's management team and will enable us to have a seamless transition as Joel moves on to pursue his career aspirations."

Mr. Silverman stated, "My years at Galyan's have been gratifying. I've enjoyed the industry, the company, and working with a team of exceptional executives."

ABOUT GALYAN'S

Galyan's is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan's operates 26 stores in 14 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.


                                       ###